Exhibit 3i.1

                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                          VICTORY DIVIDE MINING COMPANY


     The undersigned, being President of VICTORY DIVIDE MINING COMPANY, a corporation incorporated under the Laws of the State of Nevada on May 26, 1921 hereby certifies the following restatement of its Articles of Incorporation pursuant to Section NRS 78.403, was duly approved by the written consent of its sole director and that shareholder approval thereto was not required.

     FIRST: The name of the corporation is:

                          VICTORY DIVIDE MINING COMPANY

     SECOND: The address of the resident agent of this corporation in this State is c/o United Corporate Services, Inc., 202 South Minnesota Street, in the City of Carson City, County of Carson City, State of Nevada 89703 and the name of the resident agent at said address is United Corporate Services, Inc.

     THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the corporation laws of the State of Nevada.

     FOURTH: The Corporation shall be authorized to issue the following shares:

         Class                Number of Shares          Par Value
         -----                ----------------          ---------
         COMMON                  100,000,000              $.001

         PREFERRED                50,000,000              $.001

     The  designations  and  the  powers,   preferences  and  rights,   and  the
qualifications or restrictions thereof are as follows:

     The Preferred shares shall be issued from time to time in one or more series, with such distinctive serial designations as shall be stated and expressed in the resolution or resolutions providing for the issuance of such shares as adopted by the Board of Directors; the Board of Directors is expressly authorized to fix the number of shares of each series, the annual rate or rates of dividends for the particular series, the dividend payment dates for the particular series and the date from which dividends on all shares of such series issued prior to the record date for the first dividend payment date shall be cumulative, the redemption price or prices for the particular series, the voting
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powers for the particular  series,  the rights, if any, of holders of the shares of the particular series to convert the same into shares of any other series or class or other securities of the corporation, with any provisions for the subsequent adjustment of such conversion rights, the rights, if any, of the particular series to participate in distributions or payments upon liquidation, dissolution or winding up of the corporation, and to classify or reclassify any unissued preferred shares by fixing or altering from time to time any of the foregoing rights, privileges and qualifications. All the Preferred shares of any one series shall be identical with each other in all respects, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative; and all preferred shares shall be of equal rank, regardless of series, and shall be identical in all respects except as to the particulars fixed by the Board as hereinabove provided or as fixed herein.

     FIFTH: The period of duration of the corporation shall be perpetual.

     SIXTH: The personal liability of the directors of the corporation to the corporation or to its shareholders is hereby eliminated to the fullest extent permitted by Section 78.037 of the General Corporation Law of Nevada.

     SEVENTH:  The corporation  may, to the fullest extent  permitted by Section
78.751 of the Nevada General Corporation Law, indemnify any and all directors and officers whom it shall have power to indemnify under said section from and against any and all expenses, liabilities or other matter referred to in or covered by such section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which the persons so indemnified may be entitled under any By-law, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity by holding office, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefits of the heirs, executors and administrators of such a person.

     IN WITNESS WHEROF, the undersigned hereby executes this document and affirm that the facts set forth herein are true under the penalties of perjury this 29th day of June 2006.


                           /s/ Glenn A. Little
                           --------------------------------------
                           Glenn A. Little, President